Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Cyalume Technologies Holdings, Inc.

We consent to the reference to our firm under the caption “Experts” and to the incorporation in this Amendment No. 1 to the Registration Statement on Form S-1 of Cyalume Technologies Holdings, Inc. (formerly Vector Intersect Security Corp.) (a corporation in the development stage) of our report dated April 10, 2008, on our audit of the financial statements of Cyalume Technologies Holdings, Inc. (formerly Vector Intersect Security Corp.) (a corporation in the development stage) as of December 31, 2007, for the year ended December 31, 2007 and for the period from July 19, 2005 (inception) through December 31, 2007.

/s/ Miller, Ellin & Company, LLP

Miller, Ellin & Company, LLP
New York, New York
April 17, 2009